UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Karuna Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following disclosures were included in a Current Report on Form 8-K filed concurrently herewith:

Item 8.01	Other Events.

On December 22, 2023, Karuna Therapeutics, Inc., a Delaware corporation (“Karuna”), Bristol-Myers Squibb Company, a Delaware corporation (“Bristol-Myers Squibb”) and Miramar Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Bristol-Myers Squibb (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Karuna (the “merger”), with Karuna continuing as the surviving corporation in the merger as a wholly owned subsidiary of Bristol-Myers Squibb.

On February 5, 2024, Karuna filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the special meeting of its stockholders to be held on March 12, 2024 (the “Special Meeting”) to consider and vote on various proposals necessary to approve the Merger Agreement (the “Proxy Statement”).

Following the filing of the Proxy Statement, a complaint was filed by a Karuna stockholder in the United States District Court for the District of Delaware seeking to enjoin the proposed merger with Bristol-Myers Squibb (the “Complaint”).  The Complaint is captioned Jenkins v. Karuna Therapeutics, Inc., et al. (No. 24-cv-00197) and names as defendants Karuna and the members of Karuna’s board of directors.  The Complaint asserts claims under the federal securities laws and alleges that the Proxy Statement was materially incomplete and misleading.  The Complaint seeks, among other relief, injunctive relief to prevent consummation of the transactions contemplated by the Merger Agreement until the alleged disclosure violations are cured, potential rescissory damages in the event the proposed merger is consummated, as well as attorneys’ fees and costs.

Solely to avoid the costs, burden, nuisance and uncertainties inherent in litigation and to allow the Karuna shareholders to vote on the merger at the Special Meeting, without admitting any liability or wrongdoing, Karuna hereby supplements the disclosures contained in the Proxy Statement (the “Supplemental Disclosures”). The Supplemental Disclosures are set forth below and should be read in conjunction with the Proxy Statement.

Karuna vigorously denies that the Proxy Statement is deficient in any respect and that the Supplemental Disclosures are material or required. Karuna believes that the Complaint is without merit and that no further disclosure is required to supplement the Proxy Statement under applicable laws. Nothing in this Current Report on Form 8-K will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the disclosures set forth herein.

SUPPLEMENT TO PROXY STATEMENT

Karuna hereby provides these Supplemental Disclosures to the Proxy Statement. This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the Proxy Statement.

1.       The section of the Proxy Statement entitled “Background to the Merger” is hereby supplemented as follows:

A.	The third full paragraph on page 34 (such paragraph beginning with “On October 20, 2023, Party A …”) of the Proxy Statement is hereby amended and restated to read as follows:

On October 20, 2023, Party A entered into a confidentiality and standstill agreement with Karuna, which included standstill provisions that fell away upon the announcement of the proposed transaction. Later that day, Karuna provided Party A and its representatives with access to certain non-public information in a virtual data room. On October 24, 2023, representatives of Party A met virtually with representatives of Karuna and its advisors for management meetings and due diligence discussions. Over the subsequent weeks, representatives of Party A and its outside advisors engaged in a due diligence review process to evaluate a potential transaction with Karuna, and representatives of Karuna continued to participate in due diligence calls and to make available certain non-public information in a virtual data room. At no time following the delivery by Party A of the Initial Party A Proposal, or otherwise in advance of the announcement of the transaction, did representatives of Party A or Bristol-Myers Squibb discuss with Mr. Meury or other representatives of Karuna potential employment or compensation arrangements for Mr. Meury or other members of Karuna’s senior management team following the consummation of a potential transaction.

B.	The third full paragraph on page 36 (such paragraph beginning with “On December 12, 2023, Mr. Meury …”) of the Proxy Statement is hereby amended and restated to read as follows:

On December 12, 2023, Mr. Meury met with Dr. Boerner. At this meeting, Dr. Boerner provided Mr. Meury with a verbal indication of interest for the acquisition of Karuna at a per share consideration consisting of $320.00 in cash plus a contingent value right instrument payable upon FDA approval of KarXT in Alzheimer’s Disease Psychosis by December 31, 2026 and assuming the KarXT label at such approval does not contain a Boxed Warning (the “Initial Bristol-Myers Squibb Proposal”). The consideration reflected in the proposal was in excess of the valuation represented by the Initial Party A Proposal. Dr. Boerner sent a letter memorializing these terms to Mr. Meury later that day.

C.	The sixth full paragraph on page 38 (such paragraph beginning with “Also on December 19, 2023, Dr. Boerner …”) of the Proxy Statement is hereby amended and restated to read as follows:

Also on December 19, 2023, Dr. Boerner notified Mr. Meury that Bristol-Myers Squibb reaffirmed its indication of interest to acquire Karuna for consideration of $320.00 per share in cash plus a contingent value right instrument, the term of which was extended from December 31, 2026 to March 30, 2027~~moderately~~ (the “Revised Bristol-Myers Squibb Proposal”). Dr. Boerner also indicated that Bristol-Myers Squibb was prepared to enter into a transaction to acquire Karuna expeditiously. In addition, representatives of Covington submitted a markup of the draft merger agreement to representatives of Simpson Thacher.

2.       The section of the Proxy Statement entitled “Opinion of Karuna’s Financial Advisor” is hereby supplemented as follows:

A.
The last paragraph on page 49 under the heading “Illustrative Discounted Cash Flow Analysis” (such paragraph beginning with “Goldman Sachs derived ranges …”) of the Proxy Statement is hereby amended and restated to read as follows:

Goldman Sachs derived ranges of illustrative enterprise values for Karuna by adding the ranges of present values it derived above. Goldman Sachs then added from the range of illustrative enterprise values it derived for Karuna the amount of Karuna’s net cash of approximately $1.3 billion as of September 30, 2023, as provided by and approved for Goldman Sachs’ use by the management of Karuna to derive a range of illustrative equity values for Karuna. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Karuna ~~as of December 20, 2023, as~~, ranging from approximately 41.74 million to 42.05 million, calculated using the treasury stock method and data provided by and approved for Goldman Sachs’ use by the management of Karuna~~, using the treasury stock method~~, to derive a range of illustrative present values per share ranging from $213.89 to $257.33.

B.
The first full paragraph on page 49 under the heading “Premia Paid Analysis” (such paragraph beginning with “Goldman Sachs reviewed and analyzed …”) of the Proxy Statement is hereby amended and restated to read as follows:

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for acquisition transactions announced from January 1, 2018 through December 21, 2023 involving a public company in the biopharmaceutical industry as the target where the disclosed enterprise values for the transaction were between approximately $8 billion and $15 billion. The following table presents the results of this review:

Announcement Date	Selected Acquisition Transactions		Premium to Undisturbed Stock Price
	Acquiror	Target
December 6, 2023	AbbVie Inc.	Cerevel Therapeutics Holdings, Inc.	73%
November 30, 2023	AbbVie Inc.	ImmunoGen, Inc.	95%
April 16, 2023	Merck & Co., Inc.	Prometheus Biosciences, Inc.	75%
May 10, 2022	Pfizer Inc.	Biohaven Pharmaceutical Holding Company Ltd.	79%
September 30, 2021	Merck & Co., Inc.	Acceleron Pharma Inc.	36%
October 5, 2020	Bristol-Myers Squibb Company	MyoKardia, Inc.	61%
November 24, 2019	Novartis AG	The Medicines Company	45%
June 17, 2019	Pfizer Inc.	Array BioPharma Inc.	63%
April 9, 2018	Novartis AG	AveXis, Inc.	88%
January 22, 2018	Sanofi SA	Bioverativ Inc.	64%
January 22, 2018	Celgene Corporation	Juno Therapeutics, Inc.	91%

For the entire period, using publicly available information, Goldman Sachs calculated the median, mean, minimum, 25th percentile, 75th percentile and maximum premiums of the price paid in the 11 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the respective transaction. This analysis indicated a median premium of 73%, mean premium of 70%, minimum premium of 36%, 25th percentile premium of 62%, 75th percentile premium of 84% and maximum premium of 95% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 36% to 95% to the undisturbed closing price per share of Karuna common stock of $215.19 as of December 21, 2023 and calculated a range of implied equity values per share of Karuna common stock of $292.66 to $419.62.

3.       The section of the Proxy Statement entitled “Certain Financial Projections” is hereby supplemented as follows:

A.	The table on page 51 under the heading “Financial Projections (Risk-Adjusted) ($ in millions)” of the Proxy Statement is hereby amended and restated as follows:

	Fiscal Year Ending December 31,
	2023	2024	2025	2026	2027	2028	2029	2030	2031
Revenue	$0	$22	$152	$517	$1,001	$1,607	$2,432	$2,996	$3,689
Gross Profit(1)	$0	$22	$141	$474	$860	$1,438	$2,166	$2,668	$3,452
Net Operating Profit After Tax(2)	$(294)	$(424)	$(300)	$21	$299	$669	$1,042	$1,334	$1,804
Unlevered Free Cash Flow(3)	$(299)	$(414)	$(306)	$(12)	$277	$616	$994	$1,286	$1,742

	Fiscal Year Ending December 31,
	2032	2033	2034	2035	2036	2037	2038	2039	2040
Revenue	$4,419	$5,086	$5,725	$6,329	$6,950	$7,520	$8,070	$6,865	$2,794
Gross Profit	$4,128	$4,735	$5,311	$5,872	$6,471	$7,028	$7,543	$6,420	$2,623
Net Operating Profit After Tax	$2,212	$2,577	$2,919	$3,250	$3,593	$3,927	$4,227	$3,549	$1,298
Unlevered Free Cash Flow	$2,150	$2,509	$2,849	$3,182	$3,525	$3,877	$4,172	$3,554	$1,274

	Fiscal Year Ending December 31,
	2041	2042	2043	2044	2045	2046	2047	2048
Revenue	$2,532	$2,501	$2,547	$2,552	$2,567	$2,050	$1,506	$1,315
Gross Profit	$2,381	$2,354	$2,399	$2,405	$2,418	$1,947	$1,430	$1,250
Net Operating Profit After Tax	$1,155	$1,137	$1,160	$1,160	$1,165	$923	$655	$561
Unlevered Free Cash Flow	$1,128	$1,109	$1,137	$1,151	$1,159	$920	$654	$560

(1)	“Gross Profit” is a non-GAAP measure and refers to Karuna’s non-GAAP Risk-Adjusted Revenue less cost of goods sold.

(2)	“Net Operating Profit After Tax” is a non-GAAP measure and refers to Karuna’s non-GAAP gross profit, less research and development expenses, less sales, general and administrative expenses, less tax.

(3)
“Unlevered Free Cash Flow” is a non-GAAP measure and refers to non-GAAP Net Operating Profit After Tax, less capital expenditures and changes in net working capital, plus depreciation and amortization. Unlevered Free Cash Flow excludes free cash flow benefits from net operating losses.

B.	The following paragraph is added on page 51 immediately following the table under the heading “Financial Projections (Risk-Adjusted)” of the Proxy Statement:

The Financial Projections were based on assumptions about Karuna’s continued operation as a stand-alone, publicly traded company, accounting for risk and probability adjustments reflecting Karuna senior management’s good faith assessment as to the probability of success on a product candidate by product candidate and indication by indication basis, accounting for the risks associated with preclinical development, each phase of clinical development, regulatory approval and potential sales thereof, most notably for the approval of KarXT for the treatment of schizophrenia, as of the time such Financial Projections were prepared. The Financial Projections include assumptions regarding Karuna’s worldwide commercialization of products as well as current and potential future partnerships, collaborations and licensing arrangements with third parties and royalties and milestone payments paid and received in connection with such collaborations. The Financial Projections were based on certain internal assumptions about the epidemiology, competition, market acceptance, pricing, reimbursement, patent protection, research and development expenses, sales and marketing expenses, general and administrative expenses, effective tax rate and utilization of net operating losses, future equity raises conducted by Karuna and other relevant factors related to Karuna’s long-range operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions include or reflected in the Financial Projections.

Forward-Looking Statements

This Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” “would” or the negative or plural of these words or similar expressions or variations. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. These factors include, among others: completion of the proposed transaction being subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; required approvals to complete the proposed transaction by our stockholders and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; the stock price of Karuna prior to the consummation of the proposed transaction; the satisfaction of the closing conditions to the proposed transaction; our limited operating history; our ability to obtain necessary funding; our ability to generate positive clinical trial results for our product candidates; risks inherent in clinical development; the timing and scope of regulatory approvals; changes in laws and regulations to which we are subject; competitive pressures; our ability to identify additional product candidates; risks relating to business interruptions; and other risks set forth under the heading “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent filings with the Securities and Exchange Commission. You should not rely upon forward-looking statements as predictions of future events. Furthermore, such forward-looking statements speak only as of the date of this report. Our actual results could differ materially from the results described in or implied by such forward looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

Additional Information and Where to Find It

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Karuna by Bristol-Myers Squibb. In connection with this proposed acquisition, Karuna has filed one or more proxy statements or other documents with the SEC. This communication is not a substitute for the proxy statement or any other document that Karuna has filed with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF KARUNA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT HAVE BEEN AND MAY IN THE FUTURE BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The definitive proxy statement has been mailed to stockholders of Karuna. Investors and security holders are able to obtain free copies of these documents and other documents filed with the SEC by Karuna through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Karuna are available free of charge on Karuna’s internet website at www.karunatx.com or upon written request to: Investor Relations, Karuna, 99 High Street, Floor 26, Boston, Massachusetts or by telephone at (857) 449-2244.

Participants in Solicitation

This communication does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities. Bristol Myers Squibb, Karuna and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Karuna in connection with the proposed acquisition. Information regarding Bristol Myers Squibb’s directors and executive officers is contained in Bristol Myer Squibb’s definitive proxy statement for the 2023 annual meeting of stockholders, which was filed with the SEC on March 23, 2023. Information regarding Karuna’s directors and executive officers is contained in Karuna’s definitive proxy statement for the 2023 annual meeting of stockholders, which was filed with the SEC on April 27, 2023. To the extent holdings of Bristol Myers Squibb’s or Karuna’s securities by their respective directors or executive officers have changed since the amounts set forth in such 2023 proxy statements, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is included in the Proxy Statement. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, Bristol Myers Squibb’s website at www.bms.com and Karuna’s website at https://karunatx.com/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KARUNA THERAPEUTICS, INC.

Date: March 1, 2024	By:	/s/ Mia Kelley
Mia Kelley
General Counsel and Secretary